Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch’s Mountain Laurel Mine Discontinues Longwall Operations

Three Months Early, Accelerates Transition to a Room-and-Pillar Mine

ST. LOUIS, November 15, 2019 – Arch Coal, Inc. (NYSE: ARCH) announced today that it has discontinued longwall operations at its Mountain Laurel mine in Logan County, West Virginia, three months earlier than planned. The move is expected to reduce Arch’s fourth quarter coking coal volumes by between 150,000 and 200,000 tons and its fourth quarter operating results by approximately $20 million versus previous expectations.

As previously discussed, Mountain Laurel had encountered challenging geologic conditions in its final longwall panel. Once removed from the mine, the longwall system will be refurbished and relocated to the Leer South mine, which is expected to commence longwall production in the third quarter of 2021.

Today’s announcement accelerates Mountain Laurel’s planned transition to a room-and-pillar operation. Mountain Laurel currently has three of five continuous miners operating efficiently in the new configuration, and now expects to complete its transition to a room-and-pillar mine early in the first quarter of 2020. No changes in the mine’s workforce are anticipated.

“We believe Mountain Laurel has a bright and profitable future as a continuous miner operation,” said Paul A. Lang, Arch’s president and chief operating officer. “As we have stated in the past, Mountain Laurel has a world-class work force; extensive, low-cost reserves; and some of the most advanced coal-preparation, coal-handling and coal-blending facilities in the United States. In effect, we are launching a brand new mine at Mountain Laurel – one that should benefit from a lower cost structure, better product quality and a more consistent operating performance – for a very modest capital investment.”

With the completion of the transition, Mountain Laurel’s cost structure should decline by around $10 per ton when compared to its average cash cost in the first nine months of 2019. As indicated, the more flexible mining configuration and enhanced coal-blending capabilities should also lead to a significant improvement in the mine’s future product quality.

“We believe that this accelerated transition sets the stage for a stronger operational start and lower per-ton costs for Arch’s core coking coal segment in 2020,” Lang said. “Over the longer term, we expect the new mining configuration – combined with the progression of the Leer mine into thicker coal and the ultimate startup of Leer South – to drive incremental improvements in the average mining cost, product quality and profit margin of our already high-performing coking coal portfolio.”

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from our emergence from Chapter 11 bankruptcy protection; from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; from our ability to complete the joint venture transaction with Peabody Energy in a timely manner, including obtaining regulatory approvals and satisfying other closing conditions; from our ability to achieve expected synergies from the joint venture; from our ability to successfully integrate the operations of certain mines in the joint venture; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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